UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 5, 2016

BANCORPSOUTH, INC.

(Exact name of registrant as specified in its charter)

Mississippi	1-12991	64-0659571
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Mississippi Plaza 201 South Spring Street Tupelo, Mississippi	38804
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (662) 680-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01.	Other Events.

On January 5, 2016, BancorpSouth Bank (the “Bank”), the wholly-owned banking subsidiary of BancorpSouth, Inc. (the “Company”), entered into an agreement (the “Summary Agreement”) to settle a class action lawsuit filed on May 18, 2010 by an Arkansas customer of the Bank in the U.S. District Court for the Northern District of Florida. The suit challenged the manner in which overdraft fees were charged and the policies related to the posting order of debit card and ATM transactions. The suit also made a claim under Arkansas’ consumer protection statute. This case was substantially similar to a large number of cases in a multi-district litigation (approximately 29 as of the date of this Current Report) actively litigated against other United States banks in recent years, nearly all of which (approximately 26 as of the date of this Current Report) have been settled. As a result of this settlement, the Company expects to record a one-time expense of Sixteen Million Five Hundred Thousand and 00/100 Dollars ($16,500,000) in the fourth quarter of 2015, representing amounts to be paid in connection with the settlement (as described below) net amounts the Company has accrued for this legal proceeding in previous periods. For more information regarding this litigation, please see the information provided in Part II, Item 1 of the Company’s most recent Quarterly Report on Form 10-Q that was filed with the Securities and Exchange Commission on November 2, 2015.

The Bank agreed to the proposed settlement and entered into the Summary Agreement solely by way of compromise and settlement and to avoid further litigation expense. The Bank’s agreement to the terms of the proposed settlement, however, is not in any way an admission of liability, fault or wrongdoing by the Bank. The Summary Agreement includes the following terms, among others:

•	A settlement class consisting of identifiable current and former BancorpSouth account holders (the “Settlement Class Members”) who were alleged to have sustained damages based on the Bank’s high-to-low posting of debit card and ATM transactions when compared to an estimate of chronological posting of the same debit card and ATM transactions during the applicable limitations periods for the states where such accounts were opened and/or maintained.

•	Payment by the Bank of Twenty-Four Million and 00/100 Dollars ($24,000,000) for the creation of a settlement fund (the “Settlement Fund”) for the benefit of the Settlement Class Members.

•	In addition to the creation of the Settlement Fund, the Bank shall pay fees and costs of the notice administrator and settlement administrator up to a maximum of Five Hundred Thousand and 00/100 Dollars ($500,000) incurred: (i) in providing class notice to the Settlement Class Members; and (ii) in administering the Settlement Fund. In the event the fees and costs of the notice administrator and settlement administrator exceed this amount, all additional fees and costs shall be paid from the Settlement Fund. To the extent residual Settlement Funds remain after the initial distribution to Settlement Class Members, those residual Settlement Funds shall be paid to the Bank to reimburse it for the actual costs, expenses and fees it paid to the notice administrator and settlement administrator in connection with the settlement.

•	Upon the effective date of the settlement, lead plaintiff Swift and all Settlement Class Members (who do not timely opt-out of the settlement) shall each grant a full and complete release to the Company in a form to be agreed upon by the parties.

•	The Summary Agreement must be reduced to a formal written agreement that is agreeable to all parties. The parties anticipate submitting the final agreement to the Court by January 22, 2016. The final agreement will be subject to preliminary court approval, issuance of notice to the Settlement Class Members, and then final court approval. Until these conditions have been satisfied, and barring any appeal, the settlement will not be final.

As noted, the proposed settlement is subject to preliminary and final court approval, and the Company and the Bank can provide no assurance that such approval will occur in any specific time frame or at all.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BANCORPSOUTH, INC.

By:	/s/ Cathy S. Freeman
Cathy S. Freeman
Senior Executive Vice President and Chief Administrative Officer

Date: January 5, 2016